                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-75645, 333-75649, 333-50157, 333-19955 and 33-90736 of Alkermes, Inc. on
Form S-3 and Registration Statement Nos. 333-71011, 333-50357, 333-13283,
33-97468, 33-58330 and 33-44752 of Alkermes, Inc. on Form S-8 of our report dated April 13, 1999, on the historical financial statements of Advanced Inhalation Research, Inc. as of March 31, 1998 and for the period from May 7, 1997 (date of incorporation) through March 31, 1998, and of our report dated April 13, 1999 on the supplemental consolidated financial statements of Alkermes, Inc. and subsidiaries as of March 31, 1998 and 1997 and for each of the three years in the period ended March 31, 1998, appearing in Amendment No. 2 to this Current Report on Form 8-K/A dated February 1, 1999 of Alkermes, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 12, 1999